Exhibit 99

NEWS

CONTACT:	Tom Marder
(301) 380-2553
thomas.marder@marriott.com

MARRIOTT INTERNATIONAL REPORTS THIRD QUARTER 2013 RESULTS

THIRD QUARTER HIGHLIGHTS

•	Third quarter diluted EPS totaled $0.52, an 18 percent increase over prior year results;

•	North American comparable company-operated REVPAR rose 5.5 percent in the third quarter with average daily rate up 4.4 percent;

•

On a constant dollar basis, worldwide comparable systemwide REVPAR rose 4.8 percent in the third quarter, including a 3.4 percent increase in average daily rate. Worldwide occupancy reached nearly 75 percent in the quarter, the highest in the last six years;

•

At the end of the third quarter, the company’s worldwide pipeline of hotels under signed contracts increased to over 144,000 rooms compared to nearly 141,000 rooms in the second quarter of 2013. In addition, the company has more than 31,000 rooms approved, but not yet subject to signed contracts, compared to over 15,000 rooms in the second quarter of 2013;

•	Nearly 6,600 rooms were added during the quarter, including over 2,500 rooms converted from competitor brands and roughly 2,100 rooms in international markets;

•

Marriott repurchased 3.2 million shares of the company’s common stock for $129 million during the third quarter. Year-to-date through October 29, 2013, the company repurchased 16.6 million shares for $669 million.

BETHESDA, MD – October 30, 2013 - Marriott International, Inc. (NASDAQ: MAR) today reported third quarter 2013 results. Due to the company’s change in the fiscal calendar beginning in 2013, the third quarter of 2013 reflects the period from July 1, 2013 through September 30, 2013 (92 days) compared to the 2012 third quarter, which reflects the period from June 16, 2012 through September 7, 2012 (84 days). Prior year results have not been restated for the change in fiscal calendar, although revenue per available room (REVPAR), occupancy and average daily rate statistics are reported for calendar quarters for purposes of comparability.

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Third quarter 2013 net income totaled $160 million, a 12 percent increase compared to third quarter 2012 net income. Diluted earnings per share (EPS) totaled $0.52, an 18 percent increase from diluted EPS in the year-ago quarter. On July 31, 2013, the company forecasted third quarter diluted EPS of $0.42 to $0.46.

Arne M. Sorenson, president and chief executive officer of Marriott International, said, “We had a solid quarter with worldwide REVPAR up nearly 5 percent year-over-year. Short-term group business picked up in North America and occupancy rates reached nearly 75 percent worldwide. Room rates moved higher, in part due to an improving mix of business, contributing about three-quarters of the REVPAR increase in the quarter, and the number of company-operated and franchised rooms in our portfolio rose 4 percent year-over-year.

“Owner demand for our brands continues to be robust. Our development pipeline increased for the fifth straight quarter and we’re on track to sign a record number of rooms in 2013. In Asia, we expect to open, on average, one hotel every eight days through 2016. In the fourth quarter alone, we expect to open the JW Marriott Hotel New Delhi Aerocity, the Tokyo Marriott, The Ritz-Carlton Chengdu, The Ritz-Carlton Tianjin and The Ritz-Carlton Bangalore.

“In the five months since we announced that we were importing the AC Hotels brand to the Americas, we already have 15 AC Hotels signed or approved for development and are in discussions for a few dozen more. In India, where we are rolling out our Fairfield brand specifically tailored for the local market, developers were so impressed with the brand that we had twelve signed contracts before the brand launched. The first of these Fairfields opened just a few weeks ago in Bangalore to great reviews.

“For 2014, we expect North America systemwide REVPAR and worldwide systemwide REVPAR to increase 4 to 6 percent. Group revenue booking pace for 2014 North American group business improved in the third quarter and is now up over 4 percent compared to up 2 percent a quarter ago. Group revenue booked in the 2013 third quarter for calendar 2014 was up 14 percent compared to group revenue booked for calendar 2013 in the year-ago quarter. Given our strong development pipeline, unit growth should accelerate in 2014 as our global system of rooms is expected to expand by approximately 5 percent gross, or 3 1/2 to 4 percent net.”

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For the 2013 third quarter, REVPAR for worldwide comparable systemwide properties increased 4.8 percent (a 4.7 percent increase using actual dollars).

In North America, comparable systemwide REVPAR increased 5.2 percent in the third quarter of 2013, including a 3.9 percent increase in average daily rate. REVPAR for comparable systemwide North American full-service and luxury hotels (including Marriott Hotels, The Ritz-Carlton, Renaissance Hotels and Autograph Collection Hotels) increased 5.6 percent with a 4.5 percent increase in average daily rate. REVPAR for comparable systemwide North American limited-service hotels (including Courtyard, Residence Inn, SpringHill Suites, TownePlace Suites and Fairfield Inn & Suites) increased 4.9 percent in the third quarter with a 3.5 percent increase in average daily rate.

International comparable systemwide REVPAR rose 3.4 percent (a 2.9 percent increase using actual dollars).

Marriott added 44 new properties (6,580 rooms) to its worldwide lodging portfolio in the 2013 third quarter, including the London EDITION, The Prince Sakura Tower Tokyo, an Autograph Collection hotel and the Courtyard Aberdeen Airport in Scotland, which features the new European Courtyard design. Eight properties (2,220 rooms) exited the system during the quarter. At quarter-end, the company’s lodging group encompassed 3,883 properties and timeshare resorts for a total of over 670,000 rooms.

Beginning in the third quarter of 2013, the company changed its methodology to measure its development pipeline conforming to new STR (Smith Travel Research) guidelines designed to improve comparability across companies and more accurately measure industry supply growth. Under the new approach, the company’s development pipeline will include all worldwide rooms with signed contracts, including rooms pending conversion to one of the company’s brands. Using this new approach, the company’s development pipeline increased to over 850 properties with over 144,000 rooms at quarter-end compared to approximately 830 properties and nearly 141,000 rooms at the end of the 2013 second quarter. In addition, while not included in the development pipeline, the company also has more than 31,000 rooms approved for development that are not yet subject to signed agreements as of the end of the third quarter 2013 compared to

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over 15,000 such rooms as of the end of the second quarter 2013. See page A-4 for further discussion on this change in methodology.

MARRIOTT REVENUES totaled nearly $3.2 billion in the 2013 third quarter compared to revenues of over $2.7 billion for the third quarter of 2012. Base management and franchise fees totaled $325 million, a $42 million increase from the third quarter of 2012 of which the company estimates $25 million relates to the change in the fiscal calendar. In addition to the calendar change impact, the year-over-year increase reflects higher REVPAR at existing hotels, fees from new hotels and higher relicensing fees. In the year-ago quarter, the company recognized $7 million of deferred base management fees related to the sale of the Courtyard joint venture.

Third quarter worldwide incentive management fees increased $17 million to $53 million and included an approximately $12 million increase related to the change in the fiscal calendar. Incentive management fees improved in New York and Boston, were flat in many international markets and declined in Washington, DC and Egypt. In the third quarter, 32 percent of worldwide company-managed hotels earned incentive management fees compared to 28 percent in the year-ago quarter.

Owned, leased, corporate housing and other revenue, net of direct expenses, totaled $34 million, compared to $26 million in the year-ago quarter. The company estimates that approximately $2 million of the year-over-year increase relates to the change in the fiscal calendar. The remaining $6 million increase largely reflected $7 million of termination fees, compared to $2 million in the prior year, and increased results at several leased hotels. The increase was partially offset by $2 million of pre-opening costs largely related to two EDITION hotels and $3 million of lower results at a leased property in London due to last year’s Olympic Games.

On July 31, the company estimated third quarter owned, leased, corporate housing and other revenue, net of direct expenses would total approximately $20 million for the third quarter. Actual results in the quarter exceeded those expectations largely due to $8 million of termination and branding fees, $6 million of which were expected in the fourth quarter, as well as better than expected performance at several leased hotels.

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GENERAL, ADMINISTRATIVE and OTHER expenses for the 2013 third quarter increased $35 million to $167 million. After taking into account approximately $12 million related to the change in the fiscal calendar, routine administrative costs grew roughly $8 million, primarily from typical increases in compensation and other expenses.

GAINS AND OTHER INCOME totaled $1 million compared to $36 million in the year-ago-quarter. The 2012 third quarter largely reflected a $41 million gain related to the sale of the Courtyard joint venture partially offset by a $7 million impairment charge on an investment.

Provision for Income Taxes

Compared to expectations, the provision for income taxes in the third quarter benefited from a slightly lower than anticipated tax rate, as well as a $7 million benefit largely related to true-ups of foreign tax provisions.

Earnings before Interest Expense, Taxes, Depreciation and Amortization (EBITDA)

EBITDA totaled $289 million in the 2013 third quarter compared to $284 million in the year-ago quarter. Excluding the $41 million Courtyard joint venture gain from 2012 third quarter, EBITDA increased 19 percent year-over-year as shown on page A-9.

BALANCE SHEET

At the end of the third quarter, total debt was $3,156 million and cash balances totaled $144 million, compared to $2,935 million in debt and $88 million of cash at year-end 2012.

At the end of the third quarter, the company issued $350 million of Series M Senior Notes due in 2020 with a 3.375 percent interest rate coupon. The company expects to use the net proceeds for general corporate purposes.

COMMON STOCK

Weighted average fully diluted shares outstanding used to calculate diluted EPS totaled 309.5 million in the 2013 third quarter, compared to 329.3 million in the year-ago quarter.

The company repurchased 3.2 million shares of common stock in the third quarter at a cost of $129 million. Year-to-date through October 29, 2013, Marriott repurchased 16.6 million shares

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of its stock for $669 million. The remaining share authorization as of October 29, 2013, totaled 17.6 million shares.

OUTLOOK

The company now reports its results on a calendar basis, with 2013 quarters ending on March 31, June 30, September 30 and December 31. The fourth quarter of 2013 will include 92 days compared to 112 days in the 2012 fourth quarter. Prior year results will not be restated or reported on a pro forma basis for the change in fiscal calendar, although REVPAR statistics will be adjusted to calendar quarters for purposes of comparability.

For the 2013 fourth quarter, the company expects comparable systemwide calendar REVPAR on a constant dollar basis will increase 4.5 to 5.5 percent in North America, 1 to 2 percent outside North America and 3.5 to 4.5 percent worldwide. This estimate of North American REVPAR growth in the fourth quarter reflects a roughly one percent REVPAR decline due to the U.S. government shutdown in October.

The company expects fourth quarter 2013 operating profit could total $235 million to $250 million compared to $309 million in the prior year quarter. The company’s estimated fourth quarter operating profit reflects roughly $64 million of lower operating profit due to the change in the fiscal calendar. In addition to the shorter fourth quarter, expectations reflect the impact of the government shutdown in Washington, DC, modest REVPAR growth in international markets and the unfavorable impact of $3 million of previously deferred fees recognized in the fourth quarter of 2012.

Compared to the company’s estimates for full year 2013 provided on July 31, estimates for owned, leased, corporate housing and other revenue, net of expenses increased as a result of better than expected performance at several owned and leased hotels in the third quarter. The estimates for full-year general, administrative and other expenses increased from prior estimates largely due to higher development costs in the fourth quarter to drive new unit growth.

The company anticipates adding nearly 30,000 rooms worldwide for the full year 2013. The company also expects approximately 10,000 rooms will leave the system during the year.

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	Fourth Quarter 2013	Full Year 2013

Total fee revenue	$370 million to $380 million	$1,525 million to $1,535 million

Owned, leased, corporate housing and other revenue, net of direct expenses	Approx. $40 million	Approx. $161 million

General, administrative and other expenses	$170 million to $175 million	$696 million to $701 million

Operating income	$235 million to $250 million	$985 million to $1,000 million

Gains and other income	Approx. $1 million	Approx. $15 million

Net interest expense[1]	Approx. $25 million	Approx. $100 million

Equity in earnings (losses)	Approx. $0 million	Approx. $(2) million

Earnings per share	$0.47 to $0.50	$1.98 to $2.01

Tax rate		31.1 percent

[1]	Net of interest income

The company expects investment spending in 2013 will total approximately $600 million to $700 million, including approximately $100 million for maintenance capital spending. Investment spending also includes other capital expenditures (including property acquisitions), new mezzanine financing and mortgage notes, contract acquisition costs, and equity and other investments. Assuming this level of investment spending, approximately $1 billion could be returned to shareholders through share repurchases and dividends.

Based upon the assumptions above, the company expects full year 2013 EBITDA will total $1,173 million to $1,188 million. Excluding the $41 million Courtyard joint venture gain from 2012 EBITDA, the company expects 2013 EBITDA will increase 6 to 8 percent year-over-year as shown on page A-10.

Marriott International, Inc. (NASDAQ: MAR) will conduct its quarterly earnings review for the investment community and news media on Thursday, October 31, 2013 at 10 a.m. Eastern Time (ET). The conference call will be webcast simultaneously via Marriott’s investor relations website at http://www.marriott.com/investor, click the “Recent and Upcoming Events” tab and click on the quarterly conference call link. A replay will be available at that same website until October 31, 2014.

The telephone dial-in number for the conference call is 706-679-3455 and the conference ID is 55102037. A telephone replay of the conference call will be available from 1 p.m. ET,

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Thursday, October 31, 2013 until 8 p.m. ET, Thursday, November 7, 2013. To access the replay, call 404-537-3406. The conference ID for the recording is 55102037.

Note on forward-looking statements: This press release and accompanying schedules contain “forward-looking statements” within the meaning of federal securities laws, including REVPAR, profit margin and earnings trends, estimates and assumptions; the number of lodging properties we expect to add to or remove from our system in the future; our expectations about investment spending; and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including those we identify below and other risk factors that we identify in our most recent quarterly report on Form 10-Q. Risks that could affect forward-looking statements in this press release include changes in market conditions; the continuation and pace of the economic recovery; supply and demand changes for hotel rooms; competitive conditions in the lodging industry; relationships with clients and property owners; and the availability of capital to finance hotel growth and refurbishment. Any of these factors could cause actual results to differ materially from the expectations we express or imply in this press release. We make these forward-looking statements as of October 30, 2013. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Marriott International, Inc. (NASDAQ: MAR) is a leading lodging company based in Bethesda, Maryland, USA, with nearly 3,900 properties in 72 countries and territories and reported revenues of nearly $12 billion in fiscal year 2012. The company operates and franchises hotels and licenses vacation ownership resorts under 18 brands, including Marriott Hotels, The Ritz-Carlton, JW Marriott, Bulgari, EDITION, Renaissance, Gaylord Hotels, Autograph Collection, AC Hotels by Marriott, Courtyard, Fairfield Inn & Suites, SpringHill Suites, Residence Inn, TownePlace Suites, Marriott Executive Apartments, Marriott Vacation Club, Grand Residences by Marriott and The Ritz-Carlton Destination Club. There are approximately 325,000 employees at headquarters, managed and franchised properties. Marriott is consistently recognized as a top employer and for its superior business operations, which it conducts based on five core values: put people first, pursue excellence, embrace change, act with integrity, and serve our world. For more information or reservations, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com.

IRPR#1

Tables follow

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MARRIOTT INTERNATIONAL, INC.

PRESS RELEASE SCHEDULES

QUARTER 3, 2013

TABLE OF CONTENTS

Consolidated Statements of Income	A-1
Total Lodging Products	A-3
Development Pipeline	A-4
Key Lodging Statistics	A-5
EBITDA and Adjusted EBITDA	A-9
EBITDA and Adjusted EBITDA Full Year Forecast	A-10
Adjusted Operating Income Margin Excluding Cost Reimbursements	A-11
Adjusted 2012 EPS Excluding Gain on Courtyard JV Sale, Net of Tax	A-12
Non-GAAP Financial Measures	A-13

MARRIOTT INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

THIRD QUARTER 2013 AND 2012

(in millions, except per share amounts)

	92 Days Ended September 30, 2013[1]	84 Days Ended September 7, 2012[1]	Percent Better/(Worse)
REVENUES
Base management fees	$150	$134	12
Franchise fees	175	149	17
Incentive management fees	53	36	47
Owned, leased, corporate housing and other revenue[2]	220	200	10
Cost reimbursements[3]	2,562	2,210	16

Total Revenues	3,160	2,729	16

OPERATING COSTS AND EXPENSES
Owned, leased and corporate housing - direct[4]	186	174	(7)
Reimbursed costs	2,562	2,210	(16)
General, administrative and other[5]	167	132	(27)

Total Expenses	2,915	2,516	(16)

OPERATING INCOME	245	213	15

Gains and other income[6]	1	36	(97)
Interest expense	(28)	(29)	3
Interest income	5	3	67
Equity in earnings (losses)[7]	—	(1)	100

INCOME BEFORE INCOME TAXES	223	222	—

Provision for income taxes	(63)	(79)	20

NET INCOME	$160	$143	12

EARNINGS PER SHARE - Basic
Earnings per share	$0.53	$0.45	18

EARNINGS PER SHARE - Diluted
Earnings per share	$0.52	$0.44	18

Basic Shares	301.9	319.4
Diluted Shares	309.5	329.3

[1]	–	Last year results were reported on a period basis. They have not been restated to a calendar basis. Accordingly, 2013 reflects 92 days versus 84 days in 2012.
[2]	–	Owned, leased, corporate housing and other revenue includes revenue from the properties we own or lease, termination fees, branding fees, and other revenue.
[3]	–	Cost reimbursements include reimbursements from properties for Marriott-funded operating expenses.
[4]	–	Owned, leased and corporate housing - direct expenses include operating expenses related to our owned or leased hotels, including lease payments, pre-opening expenses and depreciation.
[5]	–	General, administrative and other expenses include the overhead costs allocated to our segments, and our corporate overhead costs and general expenses.
[6]	–	Gains and other income includes gains and losses on the sale of real estate, note sales or repayments, the sale or other-than-temporary impairment of joint ventures and investments, debt extinguishments, and income from cost method joint ventures.
[7]	–	Equity in earnings (losses) includes our equity in earnings or losses of unconsolidated equity method joint ventures.

MARRIOTT INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

THIRD QUARTER YEAR-TO-DATE 2013 AND 2012

(in millions, except per share amounts)

	276 Days Ended September 30, 2013[1]	252 Days Ended September 7, 2012[1]	Percent Better/(Worse)
REVENUES
Base management fees	$469	$399	18
Franchise fees	503	420	20
Incentive management fees	183	142	29
Owned, leased, corporate housing and other revenue[2]	690	681	1
Cost reimbursements[3]	7,720	6,415	20

Total Revenues	9,565	8,057	19

OPERATING COSTS AND EXPENSES
Owned, leased and corporate housing - direct[4]	569	572	1
Reimbursed costs	7,720	6,415	(20)
General, administrative and other[5]	526	439	(20)

Total Expenses	8,815	7,426	(19)

OPERATING INCOME	750	631	19

Gains and other income[6]	14	43	(67)
Interest expense	(88)	(96)	8
Interest income	13	10	30
Equity in losses[7]	(2)	(10)	80

INCOME BEFORE INCOME TAXES	687	578	19

Provision for income taxes	(212)	(188)	(13)

NET INCOME	$475	$390	22

EARNINGS PER SHARE - Basic
Earnings per share	$1.55	$1.19	30

EARNINGS PER SHARE - Diluted
Earnings per share	$1.51	$1.16	30

Basic Shares	306.8	327.0
Diluted Shares	314.8	337.5

[1]	–	Last year results were reported on a period basis. They have not been restated to a calendar basis. Accordingly, 2013 reflects 276 days versus 252 days in 2012.
[2]	–	Owned, leased, corporate housing and other revenue includes revenue from the properties we own or lease, termination fees, branding fees, other revenue and revenue from our corporate housing business through our sale of that business on April 30, 2012.
[3]	–	Cost reimbursements include reimbursements from properties for Marriott-funded operating expenses.
[4]	–	Owned, leased and corporate housing - direct expenses include operating expenses related to our owned or leased hotels, including lease payments, pre-opening expenses and depreciation, plus expenses related to our corporate housing business through our sale of that business on April 30, 2012.
[5]	–	General, administrative and other expenses include the overhead costs allocated to our segments, and our corporate overhead costs and general expenses.
[6]	–	Gains and other income includes gains and losses on the sale of real estate, note sales or repayments, the sale or other-than-temporary impairment of joint ventures and investments, debt extinguishments, and income from cost method joint ventures.
[7]	–	Equity in losses includes our equity in earnings or losses of unconsolidated equity method joint ventures.

MARRIOTT INTERNATIONAL, INC.

TOTAL LODGING PRODUCTS

	Number of Properties			Number of Rooms/Suites
Brand	September 30, 2013	September 7, 2012	vs. September 7, 2012	September 30, 2013	September 7, 2012	vs. September 7, 2012
Domestic Full-Service
Marriott Hotels	347	350	(3)	139,926	141,178	(1,252)
Renaissance Hotels	76	79	(3)	27,189	28,597	(1,408)
Autograph Collection	30	22	8	8,059	6,298	1,761
Gaylord Hotels	5	—	5	8,098	—	8,098
Domestic Limited-Service
Courtyard	830	812	18	116,549	114,173	2,376
Fairfield Inn & Suites	694	677	17	63,285	61,326	1,959
SpringHill Suites	303	296	7	35,553	34,671	882
Residence Inn	622	601	21	75,099	72,514	2,585
TownePlace Suites	218	205	13	21,630	20,499	1,131
International
Marriott Hotels	211	202	9	64,653	62,133	2,520
Renaissance Hotels	78	76	2	25,203	24,596	607
Autograph Collection	15	6	9	2,037	676	1,361
Courtyard	116	109	7	22,727	21,318	1,409
Fairfield Inn & Suites	16	13	3	1,896	1,568	328
SpringHill Suites	2	2	—	299	299	—
Residence Inn	23	23	—	3,229	3,229	—
TownePlace Suites	2	2	—	278	278	—
Marriott Executive Apartments	27	24	3	4,295	3,846	449
Luxury
The Ritz-Carlton - Domestic	37	39	(2)	11,048	11,587	(539)
The Ritz-Carlton - International	42	41	1	12,660	12,295	365
Bulgari Hotels & Resorts	3	3	—	202	202	—
EDITION	2	1	1	251	78	173
The Ritz-Carlton Residential	37	35	2	4,067	3,927	140
The Ritz-Carlton Serviced Apartments	4	4	—	579	579	—
Unconsolidated Joint Ventures
AC Hotels by Marriott	75	79	(4)	8,491	8,736	(245)
Autograph Collection	5	5	—	348	348	—
Timeshare[1]	63	64	(1)	12,856	12,932	(76)

Total	3,883	3,770	113	670,507	647,883	22,624

[1]	Timeshare unit and room counts are as of September 6, 2013 and September 7, 2012, the end of Marriott Vacation Worldwide’s third quarter for 2013 and 2012, respectively.

MARRIOTT INTERNATIONAL, INC.

DEVELOPMENT PIPELINE

Development Pipeline. In order to increase the comparability and consistency of industry pipeline information, STR has established new guidelines, accepted by Marriott and a number of other major hotel brand companies, for the hotel development pipeline data that each company reports to STR. Under these new guidelines, the companies should report to STR only those hotel construction projects that are already under construction or subject to signed contracts, while excluding projects that are approved but not subject to signed contracts.

As of the third quarter of 2013, Marriott opted to largely align its public disclosures with these new guidelines, while also including rooms under signed contracts for conversion to one of the company’s brands.

Approved Rooms. While Marriott will no longer include “approved” rooms in its development pipeline, Marriott intends to separately disclose the number of such rooms. While not yet under signed contracts, Marriott has approved these rooms for development following an evaluation of the local market, capabilities of the proposed owner or operator and other relevant factors. Once the parties enter into final contracts, the company would expect to move these rooms into the development pipeline.

While this is a rigorous approach to measuring both the development pipeline and other approved rooms, the company cannot provide assurance that any of these rooms will open in a timely manner, or indeed that they will open at all. As with Marriott’s prior approach, not every room in the pipeline and not all the approved rooms will ultimately result in an open hotel. If the company determines that a project is no longer feasible or practicable, it intends to remove those from the pipeline or the approved rooms as applicable.

The following table compares the company’s development pipeline for the last four quarters as the company previously reported and under the new methodology:

	Fourth Quarter 2012	First Quarter 2013	Second Quarter 2013	Third Quarter 2013
As previously reported -
Rooms under construction	57,300	62,300	66,000	—
Rooms awaiting conversion	7,600	9,500	8,900	—
Rooms subject to signed contracts	64,800	66,200	66,000	—
Approved rooms	13,000	12,900	15,500	—
Hedge rooms	(13,500)	(13,800)	(14,000)	—

Development pipeline rooms	129,200	137,100	142,400	—

Using new methodology -
Rooms under construction	57,300	62,300	66,000	68,200
Rooms awaiting conversion	7,600	9,500	8,900	7,800
Rooms subject to signed contracts	64,800	66,200	66,000	68,400

Development pipeline rooms	129,700	138,000	140,900	144,400

Approved rooms	13,000	12,900	15,500	31,400

MARRIOTT INTERNATIONAL, INC.

KEY LODGING STATISTICS

Constant $

Comparable Company-Operated International Properties[1]
	Three Months Ended September 30, 2013 and September 30, 2012
	REVPAR		Occupancy			Average Daily Rate
Region	2013	vs. 2012	2013	vs. 2012		2013	vs. 2012
Caribbean & Latin America	$137.62	8.9%	71.6%	0.5%	pts.	$192.09	8.1%
Europe	$136.27	0.5%	80.4%	3.1%	pts.	$169.52	-3.4%
Middle East & Africa	$66.03	-12.7%	46.3%	-10.8%	pts.	$142.57	7.7%
Asia Pacific	$97.97	2.8%	73.5%	2.9%	pts.	$133.20	-1.3%

Regional Composite[2]	$114.14	1.3%	73.0%	1.2%	pts.	$156.38	-0.3%

International Luxury[3]	$207.36	7.3%	61.1%	0.1%	pts.	$339.55	7.1%

Total International[4]	$125.23	2.5%	71.6%	1.1%	pts.	$174.97	0.9%

Worldwide[5]	$119.93	4.4%	73.6%	0.9%	pts.	$162.97	3.2%

Comparable Systemwide International Properties[1]
	Three Months Ended September 30, 2013 and September 30, 2012
	REVPAR		Occupancy			Average Daily Rate
Region	2013	vs. 2012	2013	vs. 2012		2013	vs. 2012
Caribbean & Latin America	$119.51	7.5%	71.3%	1.6%	pts.	$167.64	5.1%
Europe	$129.76	2.2%	79.1%	3.1%	pts.	$164.08	-1.7%
Middle East & Africa	$65.72	-11.3%	47.4%	-9.7%	pts.	$138.65	6.9%
Asia Pacific	$105.90	3.8%	74.2%	2.9%	pts.	$142.79	-0.2%

Regional Composite[6]	$114.32	2.7%	73.3%	1.6%	pts.	$155.98	0.5%

International Luxury[3]	$207.36	7.3%	61.1%	0.1%	pts.	$339.55	7.1%

Total International[4]	$123.24	3.4%	72.1%	1.5%	pts.	$170.90	1.3%

Worldwide[7]	$104.77	4.8%	74.6%	1.0%	pts.	$140.53	3.4%

[1]	Statistics are in constant dollars. International includes properties located outside the United States and Canada, except for Worldwide which includes the United States.
[2]	Includes Marriott Hotels, Renaissance Hotels, Courtyard, and Residence Inn properties.
[3]	Includes The Ritz-Carlton properties located outside of the United States and Canada and Bulgari Hotels & Resorts and EDITION properties.
[4]	Includes Regional Composite and International Luxury.
[5]

Includes Marriott Hotels, Renaissance Hotels, The Ritz-Carlton, Bulgari Hotels & Resorts, EDITION, Residence Inn, Courtyard, Fairfield Inn & Suites, TownePlace Suites, and SpringHill Suites properties.

[6]	Includes Marriott Hotels, Renaissance Hotels, Autograph Collection, Courtyard, Residence Inn, and Fairfield Inn & Suites properties.
[7]

Includes Marriott Hotels, Renaissance Hotels, Autograph Collection, The Ritz-Carlton, Bulgari Hotels & Resorts, EDITION, Residence Inn, Courtyard, Fairfield Inn & Suites, TownePlace Suites, and SpringHill Suites properties.

MARRIOTT INTERNATIONAL, INC.

KEY LODGING STATISTICS

Constant $

Comparable Company-Operated International Properties[1]
	Nine Months Ended September 30, 2013 and September 30, 2012
	REVPAR		Occupancy			Average Daily Rate
Region	2013	vs. 2012	2013	vs. 2012		2013	vs. 2012
Caribbean & Latin America	$154.70	6.0%	74.4%	0.6%	pts.	$208.03	5.1%
Europe	$125.93	-0.1%	73.9%	1.7%	pts.	$170.44	-2.4%
Middle East & Africa	$81.45	1.4%	55.9%	-0.7%	pts.	$145.70	2.8%
Asia Pacific	$101.51	2.7%	72.0%	1.7%	pts.	$140.98	0.3%

Regional Composite[2]	$115.11	1.9%	71.2%	1.3%	pts.	$161.61	0.0%

International Luxury[3]	$237.90	7.8%	65.1%	2.2%	pts.	$365.24	4.2%

Total International[4]	$129.72	3.1%	70.5%	1.4%	pts.	$183.99	1.1%

Worldwide[5]	$122.52	4.7%	72.5%	0.9%	pts.	$168.90	3.4%

Comparable Systemwide International Properties[1]
	Nine Months Ended September 30, 2013 and September 30, 2012
	REVPAR		Occupancy			Average Daily Rate
Region	2013	vs. 2012	2013	vs. 2012		2013	vs. 2012
Caribbean & Latin America	$132.52	5.9%	72.7%	1.8%	pts.	$182.24	3.4%
Europe	$119.51	0.8%	72.3%	1.7%	pts.	$165.35	-1.6%
Middle East & Africa	$80.39	2.2%	56.5%	-0.4%	pts.	$142.31	2.9%
Asia Pacific	$105.56	3.2%	72.4%	1.8%	pts.	$145.72	0.6%

Regional Composite[6]	$113.29	2.5%	70.9%	1.6%	pts.	$159.73	0.3%

International Luxury[3]	$237.90	7.8%	65.1%	2.2%	pts.	$365.24	4.2%

Total International[4]	$125.24	3.5%	70.4%	1.6%	pts.	$177.97	1.1%

Worldwide[7]	$103.62	4.8%	72.6%	0.9%	pts.	$142.76	3.4%

[1]	Statistics are in constant dollars. International includes properties located outside the United States and Canada, except for Worldwide which includes the United States.
[2]	Includes Marriott Hotels, Renaissance Hotels, Courtyard, and Residence Inn properties.
[3]	Includes The Ritz-Carlton properties located outside of the United States and Canada and Bulgari Hotels & Resorts and EDITION properties.
[4]	Includes Regional Composite and International Luxury.
[5]

Includes Marriott Hotels, Renaissance Hotels, The Ritz-Carlton, Bulgari Hotels & Resorts, EDITION, Residence Inn, Courtyard, Fairfield Inn & Suites, TownePlace Suites, and SpringHill Suites properties.

[6]	Includes Marriott Hotels, Renaissance Hotels, Autograph Collection, Courtyard, Residence Inn, and Fairfield Inn & Suites properties.
[7]

Includes Marriott Hotels, Renaissance Hotels, Autograph Collection, The Ritz-Carlton, Bulgari Hotels & Resorts, EDITION, Residence Inn, Courtyard, Fairfield Inn & Suites, TownePlace Suites, and SpringHill Suites properties.

MARRIOTT INTERNATIONAL, INC.

KEY LODGING STATISTICS

Comparable Company-Operated North American Properties[1]
	Three Months Ended September 30, 2013 and September 30, 2012
	REVPAR		Occupancy			Average Daily Rate
Brand	2013	vs. 2012	2013	vs. 2012		2013	vs. 2012
Marriott Hotels	$129.53	5.5%	75.1%	0.6%	pts.	$172.54	4.7%
Renaissance Hotels	$120.06	3.2%	74.3%	0.6%	pts.	$161.64	2.3%
Composite North American Full-Service	$128.26	5.2%	75.0%	0.6%	pts.	$171.10	4.4%
The Ritz-Carlton	$217.77	8.8%	70.5%	0.9%	pts.	$308.96	7.4%
Composite North American Full-Service & Luxury	$137.26	5.7%	74.5%	0.6%	pts.	$184.20	4.9%
Courtyard	$87.74	6.2%	72.0%	1.5%	pts.	$121.93	4.0%
SpringHill Suites	$76.00	1.3%	74.5%	0.2%	pts.	$102.04	1.0%
Residence Inn	$102.29	2.5%	80.0%	0.0%	pts.	$127.88	2.5%
TownePlace Suites	$69.10	5.9%	76.6%	-0.3%	pts.	$90.17	6.3%
Composite North American Limited-Service	$90.04	4.9%	74.6%	1.0%	pts.	$120.78	3.5%
Composite - All	$117.46	5.5%	74.5%	0.8%	pts.	$157.60	4.4%

Comparable Systemwide North American Properties[1]
	Three Months Ended September 30, 2013 and September 30, 2012
	REVPAR		Occupancy			Average Daily Rate
Brand	2013	vs. 2012	2013	vs. 2012		2013	vs. 2012
Marriott Hotels	$116.74	5.4%	73.2%	0.7%	pts.	$159.50	4.4%
Renaissance Hotels	$108.27	4.2%	73.0%	0.7%	pts.	$148.25	3.2%
Autograph Collection Hotels	$149.77	5.4%	77.8%	2.3%	pts.	$192.53	2.2%
Composite North American Full-Service	$116.56	5.3%	73.3%	0.8%	pts.	$158.98	4.2%
The Ritz-Carlton	$217.77	8.8%	70.5%	0.9%	pts.	$308.96	7.4%
Composite North American Full-Service & Luxury	$122.30	5.6%	73.2%	0.8%	pts.	$167.17	4.5%
Courtyard	$92.25	5.5%	74.1%	1.3%	pts.	$124.51	3.7%
Fairfield Inn & Suites	$73.72	5.0%	73.0%	1.1%	pts.	$101.02	3.4%
SpringHill Suites	$82.77	5.5%	75.9%	1.7%	pts.	$109.10	3.1%
Residence Inn	$104.45	4.2%	81.9%	0.5%	pts.	$127.51	3.6%
TownePlace Suites	$71.13	2.1%	76.9%	0.2%	pts.	$92.53	1.9%
Composite North American Limited-Service	$88.91	4.9%	76.1%	1.0%	pts.	$116.80	3.5%
Composite - All	$101.01	5.2%	75.0%	0.9%	pts.	$134.60	3.9%

[1]	Statistics include only properties located in the United States.

MARRIOTT INTERNATIONAL, INC.

KEY LODGING STATISTICS

Comparable Company-Operated North American Properties[1]
	Nine Months Ended September 30, 2013 and September 30, 2012
	REVPAR		Occupancy			Average Daily Rate
Brand	2013	vs. 2012	2013	vs. 2012		2013	vs. 2012
Marriott Hotels	$132.60	5.6%	74.6%	0.7%	pts.	$177.73	4.6%
Renaissance Hotels	$127.73	4.2%	75.0%	0.4%	pts.	$170.37	3.5%
Composite North American Full-Service	$131.95	5.4%	74.7%	0.6%	pts.	$176.75	4.5%
The Ritz-Carlton	$230.95	8.2%	72.2%	1.3%	pts.	$319.98	6.3%
Composite North American Full-Service & Luxury	$141.89	5.8%	74.4%	0.7%	pts.	$190.71	4.8%
Courtyard	$85.17	5.2%	69.7%	0.6%	pts.	$122.25	4.3%
SpringHill Suites	$78.83	4.5%	73.4%	1.5%	pts.	$107.40	2.4%
Residence Inn	$99.51	3.8%	77.7%	0.8%	pts.	$128.06	2.8%
TownePlace Suites	$62.36	2.8%	70.1%	-2.7%	pts.	$88.89	6.8%
Composite North American Limited-Service	$87.70	4.8%	72.2%	0.6%	pts.	$121.43	3.9%
Composite - All	$119.17	5.5%	73.5%	0.7%	pts.	$162.16	4.5%

Comparable Systemwide North American Properties[1]
	Nine Months Ended September 30, 2013 and September 30, 2012
	REVPAR		Occupancy			Average Daily Rate
Brand	2013	vs. 2012	2013	vs. 2012		2013	vs. 2012
Marriott Hotels	$118.52	5.4%	72.5%	1.0%	pts.	$163.51	4.0%
Renaissance Hotels	$111.37	4.8%	72.7%	0.9%	pts.	$153.11	3.5%
Autograph Collection Hotels	$155.65	6.3%	77.2%	1.6%	pts.	$201.70	4.0%
Composite North American Full-Service	$118.67	5.4%	72.7%	1.0%	pts.	$163.29	4.0%
The Ritz-Carlton	$230.95	8.2%	72.2%	1.3%	pts.	$319.98	6.3%
Composite North American Full-Service & Luxury	$125.03	5.7%	72.6%	1.0%	pts.	$172.11	4.2%
Courtyard	$88.43	5.0%	71.6%	0.8%	pts.	$123.50	3.9%
Fairfield Inn & Suites	$68.52	4.6%	69.4%	0.6%	pts.	$98.70	3.6%
SpringHill Suites	$79.72	5.2%	73.6%	1.2%	pts.	$108.32	3.5%
Residence Inn	$99.13	4.4%	78.9%	0.5%	pts.	$125.57	3.8%
TownePlace Suites	$67.54	1.7%	73.4%	-0.5%	pts.	$92.06	2.4%
Composite North American Limited-Service	$84.55	4.6%	73.3%	0.6%	pts.	$115.41	3.7%
Composite - All	$99.22	5.1%	73.0%	0.8%	pts.	$135.85	4.0%

[1]	Statistics include only properties located in the United States.

MARRIOTT INTERNATIONAL, INC.

NON-GAAP FINANCIAL MEASURES

EBITDA AND ADJUSTED EBITDA

($ in millions)

	Fiscal Year 2013
	First Quarter	Second Quarter	Third Quarter	Total
Net Income	$136	$179	$160	$475
Interest expense	31	29	28	88
Tax provision	65	84	63	212
Depreciation and amortization	37	37	39	113
Less: Depreciation reimbursed by third-party owners	(5)	(4)	(5)	(14)
Interest expense from unconsolidated joint ventures	1	1	1	3
Depreciation and amortization from unconsolidated joint ventures	3	3	3	9

EBITDA **	$268	$329	$289	$886

Increase over 2012 Quarterly Adjusted EBITDA	25%	14%	19%	19%

	Fiscal Year 2012
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net Income	$104	$143	$143	$181	$571
Interest expense	33	34	29	41	137
Tax provision	43	66	79	90	278
Depreciation and amortization	29	38	33	45	145
Less: Depreciation reimbursed by third-party owners	(4)	(4)	(3)	(5)	(16)
Interest expense from unconsolidated joint ventures	4	4	1	2	11
Depreciation and amortization from unconsolidated joint ventures	6	8	2	4	20

EBITDA **	215	289	284	358	1,146
Less: Gain on Courtyard JV sale, pretax	—	—	(41)	—	(41)

Adjusted EBITDA **	$215	$289	$243	$358	$1,105

**	Denotes non-GAAP financial measures. Please see page A-13 for information about our reasons for providing these alternative financial measures and the limitations on their use.

MARRIOTT INTERNATIONAL, INC.

NON-GAAP FINANCIAL MEASURES

FULL YEAR EBITDA AND ADJUSTED EBITDA

FORECASTED 2013

($ in millions)

	Range
	Estimated EBITDA Full Year 2013		As Reported Full Year 2012
Net Income	$619	$629	$571
Interest expense	120	120	137
Tax provision	279	284	278
Depreciation and amortization	155	155	145
Less: Depreciation reimbursed by third-party owners	(20)	(20)	(16)
Interest expense from unconsolidated joint ventures	5	5	11
Depreciation and amortization from unconsolidated joint ventures	15	15	20

EBITDA **	$1,173	$1,188	1,146

Increase over 2012 EBITDA**	2%	4%

Less: Gain on Courtyard JV sale, pretax			(41)

Adjusted EBITDA **			$1,105

Increase over 2012 Adjusted EBITDA**	6%	8%

**	Denotes non-GAAP financial measures. Please see page A-13 for information about our reasons for providing these alternative financial measures and the limitations on their use.

MARRIOTT INTERNATIONAL, INC.

NON-GAAP FINANCIAL MEASURES

OPERATING INCOME MARGIN EXCLUDING COST REIMBURSEMENTS

THIRD QUARTER 2013 AND 2012

($ in millions)

	Third Quarter 2013	Third Quarter 2012
OPERATING INCOME MARGIN
Operating Income	$245	$213

Total revenues as reported	$3,160	$2,729
Less: cost reimbursements	(2,562)	(2,210)

Total revenues excluding cost reimbursements **	$598	$519

Operating income margin, excluding cost reimbursements **	41%	41%

**	Denotes non-GAAP financial measures. Please see page A-13 for information about our reasons for providing these alternative financial measures and the limitations on their use.

MARRIOTT INTERNATIONAL, INC.

NON-GAAP FINANCIAL MEASURES

ADJUSTED 2012 EPS EXCLUDING GAIN ON COURTYARD JV SALE, NET OF TAX

(in millions, except per share amounts)

	Range
	Estimated Full Year 2013		Full Year 2012
Net income, as reported			$571
Less: Gain on Courtyard JV sale, net of tax			(25)

Net income, as adjusted **			$546

DILUTED EPS AS REPORTED			$1.72

DILUTED PER SHARE GAIN ON COURTYARD JV SALE			(0.08)

DILUTED EPS AS ADJUSTED **			$1.64

DILUTED EPS GUIDANCE	$1.98	$2.01

INCREASE OVER 2012 DILUTED EPS	15%	17%

INCREASE OVER 2012 ADJUSTED DILUTED EPS **	21%	23%

Diluted Shares			332.9

**	Denotes non-GAAP financial measures. Please see page A-13 for information about our reasons for providing these alternative financial measures and the limitations on their use.

MARRIOTT INTERNATIONAL, INC.

NON-GAAP FINANCIAL MEASURES

In our press release and schedules, and on the related conference call, we report certain financial measures that are not prescribed or authorized by United States generally accepted accounting principles (“GAAP”). We discuss management’s reasons for reporting these non-GAAP measures below, and the press release schedules reconcile the most directly comparable GAAP measure to each non-GAAP measure that we refer to (identified by a double asterisk on the preceding pages). Although management evaluates and presents these non-GAAP measures for the reasons described below, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, operating income, income from continuing operations, net income, earnings per share or any other comparable operating measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

Adjusted 2012 EPS Excluding Gain on Joint Venture Sale. Management evaluates this non-GAAP measure that excludes a 2012 third quarter gain on sale because this non-GAAP measure allows for period-over-period comparisons of our on-going core operations before the impact of this item. This non-GAAP measure also facilitates management’s comparison of results from our on-going operations before the impact of this item with results from other lodging companies.

2012 Gain on Sale of Equity Interest in a Joint Venture. We recorded a $41 million pre-tax ($25 million after-tax) gain on the sale of an equity interest in a North American Limited-Service joint venture in the “Gains and other income” caption of our 2012 Income Statement, which consisted of: (1) a $21 million gain on the sale of this interest; and (2) recognition of the $20 million remaining gain we deferred in 2005 due to contingencies in the original transaction documents for the sale of land to the joint venture which expired with the 2012 sale.

Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“EBITDA”) and Adjusted EBITDA. EBITDA is a financial measure that is not prescribed or authorized by GAAP, which reflects earnings excluding the impact of interest expense, provision for income taxes, and depreciation and amortization. We believe that EBITDA is a meaningful indicator of operating performance because we use it to measure our ability to service debt, fund capital expenditures, and expand our business. We also use EBITDA, as do analysts, lenders, investors and others, to evaluate companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA further excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

We also believe that Adjusted EBITDA, another non-GAAP financial measure, is a meaningful indicator of operating performance. Our 2012 third quarter and full year Adjusted EBITDA reflect an adjustment for the $41 million pre-tax gain on the 2012 sale of an equity interest in a joint venture, described in more detail above. We believe that Adjusted EBITDA that excludes this item is a meaningful measure of our operating performance because it permits period-over-period comparisons of our ongoing core operations before this item and facilitates our comparison of results from our ongoing operations before this item with results from other lodging companies.

EBITDA and Adjusted EBITDA have limitations and should not be considered in isolation or as substitutes for performance measures calculated under GAAP. Both of these non-GAAP measures exclude certain cash expenses that we are obligated to make. In addition, other companies in our industry may calculate EBITDA and in particular Adjusted EBITDA differently than we do or may not calculate them at all, limiting EBITDA’s and Adjusted EBITDA’s usefulness as comparative measures.

Adjusted Operating Income Margin Excluding Cost Reimbursements. Cost reimbursements revenue represents reimbursements we receive for costs we incur on behalf of managed and franchised properties and relates, predominantly, to payroll costs at managed properties where we are the employer, but also includes reimbursements for other costs, such as those associated with our Marriott Rewards and The Ritz-Carlton Rewards programs. As we record cost reimbursements based on the costs we incur with no added markup, this revenue and related expense has no impact on either our operating income or net income because cost reimbursements revenue net of reimbursed costs expense is zero. In calculating adjusted operating income margin we consider total revenues as adjusted to exclude cost reimbursements and therefore, adjusted operating income margin excluding cost reimbursements to be meaningful metrics as they represent that portion of revenue and operating income margin that impacts operating income and net income.